notarized papers of the State, exclusively used for notary documents, series 7K, number 2075465, the next in order and this present, ALL OF WHICH I ATTEST.

There appears the signature of the appearing party.

Signed. Sealed: GONZALO SAUCA POLANCO.

Titled and sealed.

ATTACHED DOCUMENTS.